Exhibit 99.1

eOn Communications Corporation

185 Martinvale Lane

San Jose CA 95119

October 5, 2007

Mr. Jim Hopper, President

Cortelco Systems Holding Corporation

1703 Sawyer Rd.

Corinth, MS 38834

Dear Mr. Hopper,

This non-binding letter of intent (this “Letter”) states certain of the terms pursuant to which eOn Communications Corporation (“eOn”) and Cortelco Systems Holding Corporation (the “Company”)

would, subject to the satisfactory completion of mutual due diligence, consider eOn purchasing 100% of the outstanding ownership interests in the Company (the “Transaction”). It is anticipated that the Transaction would be structured as a merger of the Company with a newly formed subsidiary of eOn in a tax-free reorganization, with the resulting merged entity a wholly-owned subsidiary of eOn.

1.	Purchase Price

Subject to the results of its due diligence and the terms and conditions set forth in this Letter, eOn is prepared to pay to the Company the consideration set forth below (collectively, the “Purchase Price”); provided, however, that if eOn’s total market capitalization is less than $11,000,000 on the date which is three business days prior to the date in which the Transaction is consummated (the “Measurement Date”), then the total consideration shall not exceed the amount of eOn’s total market capitalization as of the Measurement Date, and each component of consideration set forth below shall be proportionately reduced. In the event eOn’s total market capitalization as of the Measurement Date is less than $10,500,000, the Company may elect to terminate the definitive agreement between the parties (the “Agreement”) by providing written notice to eOn on or prior to the date the Transaction is consummated (the “Closing Date”). The Purchase Price shall consist of the following components:

(i) $5,500,000 in eOn stock which is registered with the SEC pursuant to a S-4 Registration Statement (the “Stock Consideration”), valued at the average closing price for the prior 15 business days ending three business days prior to the Closing Date. The number of eOn shares comprising the Stock Consideration shall be automatically appropriately adjusted to give effect to any stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company occurring prior to the Closing Date. The Stock Consideration shall be payable as follows:

(A) $258,865 in eOn stock valued as set forth in (i) above, shall be delivered to Jim Hopper on the third anniversary after the Closing Date, which payment represents 25% of the total consideration paid for the shares of Company stock held by Jim Hopper (the “Hopper Shares”);

(B) $5,241,135 in eOn stock valued as set forth in (i) above shall be delivered to the Company shareholders other than Jim Hopper (the “Other

Shareholders”) on a pro rata basis in accordance with the number of shares owned in the Company as of the Closing Date promptly after the Closing Date; plus

(ii) a maximum of $5,500,000 in cash (the “Cash Consideration”). The Cash Consideration shall be payable as follows:

(A) $776,658 in cash shall be payable to Jim Hopper on the Closing Date, which payment represents 75% of the total consideration paid for the Hopper Shares; plus

(B) $798,342 in cash shall be payable in the aggregate to the Other Shareholders on the Closing Date, with each Other Shareholder receiving a cash payment on a pro rata basis in accordance with the number of shares owned in the Company as of the Closing Date; plus

(C) up to $3,925,000 in cash shall be paid to the Other Shareholders on a pro rata basis in accordance with the number of shares owned in the Company as of the Closing Date (the “Quarterly Payout”). The Quarterly Payout shall be payable to the Other Shareholders each quarter, with the first payment due 45 days after the end of eOn’s fiscal quarter which is the third fiscal quarter ending after the Closing Date, and the final payment due 45 days after the end of eOn’s fiscal quarter which is the twelfth fiscal quarter ending after the Closing Date. The aggregate amount of each Quarterly Payout shall be equal to the Adjusted Income (as defined below) of the Company for the fiscal quarter immediately preceding the payment date up to a maximum Quarterly Payout of $392,500 (the “Quarterly Cap”), except as provided below. In the event Adjusted Income for the first and second fiscal quarters after the Closing Date is less than an aggregate of $798,342, the difference between $798,342 and the aggregate Adjusted Income shall be deducted from subsequent Quarterly Payout payments. In the event Adjusted Income for a fiscal quarter exceeds the Quarterly Cap, a portion or all of such excess (the “Excess Adjusted Income”) may be paid as part of the next Quarterly Payout in addition to the Quarterly Cap amount up to the following maximum excess payment: (i) $392,500 multiplied by a number equal to the number of fiscal quarters occurring after the Closing Date and prior to the payment date, minus (ii) $798,342 and all Quarterly Payout payments paid for prior quarters and the Quarterly Cap amount payable for the current period. In the event there is Excess Adjusted Income after application of this formula which is not distributed to the Other Shareholders, such Excess Adjusted Income may be distributed in subsequent quarters in an amount which when combined with the Adjusted Income for such subsequent quarter does not exceed the Quarterly Cap for such quarter. The term “Adjusted Income” means the amount of net earnings generated by the Company after the payment of all expenses associated with the Company before income taxes for the fiscal quarter; provided, however, that in the event the Company assumes an expense of eOn’s (such as compensation expense for a position historically maintained by eOn), such expense shall not be deducted from the calculation of Adjusted Income. In addition, in the event the Company’s operations directly result in a decrease in eOn’s total expenses (for example, if the Company incurs less expense than eOn for an equivalent cost item historically incurred by eOn), then eOn’s total cost savings shall be added to the calculation of Adjusted Income; plus

(D) In the event the Company fails to generate aggregate Adjusted Income of $4,725,000 for the twelve fiscal quarters commencing after the Closing Date (the “Aggregate Adjusted Income Threshold”), if the average closing price for eOn’s stock for the 15 business days ending on the third anniversary of the Closing

Date is less than 110% of the price per share calculated in Section 1(i) above, then eOn shall make an additional cash payment to the Other Shareholders on a pro rata basis in accordance with the number of shares owned in the Company as of the Closing Date (the “Supplemental Quarterly Payout”). The Supplemental Quarterly Payout shall be payable quarterly, with the first payment due 45 days after the end of eOn’s fiscal quarter which is the fiscal quarter ending after the third anniversary of the Closing Date, and the final payment due 45 days after the end of eOn’s fiscal quarter which is the fourth fiscal quarter ending after the third anniversary of the Closing Date. Each Supplemental Quarterly Payout shall be equal to the Adjusted Income of the Company for the fiscal quarter immediately preceding the payment date up to a maximum Supplemental Quarterly Payout equal to the following: $3,925,000 less the aggregate Quarterly Payout payments previously paid to the Other Shareholders divided by four. In the event the average closing price for eOn’s stock for the 15 business days ending on the third anniversary of the Closing Date is equal to or more than 110% of the price per share calculated in Section 1(i) above, no Supplemental Quarterly Payout shall be due or payable.

The calculation of Adjusted Income shall be in accordance with GAAP, subject to review by eOn and the accountants for eOn and the Company. In the event of any dispute, the parties shall engage in good faith negotiations to settle such differences. In the event such dispute can not be resolved in a timely manner, the parties shall engage an independent accountant, whose decision shall be final and binding on the parties. The Company acknowledges that eOn is acquiring the Company, and shall be responsible for managing and supervising the Company after the Closing Date in eOn’s sole discretion.

The merged entity will issue a subordinated promissory note in favor of the shareholders of the Company promising to pay the Quarterly Payouts and the Supplemental Quarterly Payouts on the terms described herein. The Quarterly Payouts and the Supplemental Quarterly Payouts are not guaranteed payments, but are contingent upon the amount of Adjusted Income that is generated after the consummation of the transaction, and there is no guarantee that the Other Shareholders will receive the maximum or any Quarterly Payout or Supplemental Quarterly Payout. eOn will make no representation, and will not guarantee the Company will generate sufficient Adjusted Income to entitle the Other Shareholders to be owed the Quarterly Payouts or the Supplemental Quarterly Payouts. During the period of time in which the Quarterly Payouts and the Supplemental Quarterly Payouts are payable, eOn agrees to operate the Company consistent with the manner in which the Company operates its business prior to the Closing Date, including the business transactions between eOn and the Company, and will agree not to withdraw cash from the Company which would prevent the Company from making the Quarterly Payout or Supplemental Quarterly Payout Payments; provided, however, that if Excess Adjusted Income exceeds the Quarterly Cap, eOn may cause the Company to distribute cash to eOn, in eOn’s sole discretion, in the amount by which the Excess Adjusted Income exceeds the Quarterly Cap; and further provided that eOn may cause the Company to distribute up to $798,342 to eOn, in eOn’s sole discretion, during the first and second quarters after the Closing Date.

2.

Material Conditions. Consummation of the Transaction will be subject to certain conditions, including, without limitation, satisfactory completion by eOn and the Company of ongoing due diligence reviews; review and approval of the Agreement containing customary representations, warranties, covenants and conditions; approval of the transaction by the Board of Directors of eOn and the Company; approval of the transaction by the shareholders of eOn and the Company; obtaining any required regulatory or other consents, approvals, waivers and clearances on terms satisfactory to both parties; no material adverse change as to the business, financial condition or prospects of eOn or the Company occurring prior to consummation of the transaction; that all assets and liabilities of both companies are recorded on the respective balance sheet at amounts that do not exceed their fair market value or net realizable value, as appropriate; there are no undisclosed operational problems, contingent liabilities, or substantial legal/regulatory proceedings pending or threatened against eOn or the Company. The Company and eOn will also have resolved to the satisfaction of the other party any existing rights to acquire ownership interests which may exist which were issued by the companies or a predecessor entity.

3.	Change of Control Agreements. Company will have modified all Change in Control

Agreements, if any, that have been entered into with any employee and any Non-Competition Agreement it may have with any employee to provide in a manner acceptable to eOn that any and all payments and obligations under such agreements will be triggered by and paid prior to the closing of the transaction. Company will not have entered into or agreed to enter into any other Change in Control Agreements, Non-Competition Agreements or similar agreements other than the agreements referred to in this Section 3.

4.	Litigation. Each of eOn and the Company will have settled, terminated or otherwise resolved pending litigation, if any, on terms acceptable to the other party.

5.	Conduct Prior to Closing. Until closing of the Transaction or termination of this Letter and/or the Agreement, both companies shall use commercially reasonable efforts to preserve intact its organization, properties, business and relationships with customers, employees, and others with whom business relationships exist. Without limiting the generality of the foregoing, except as otherwise agreed to by the other party, eOn and the Company shall conduct its business only in the ordinary course consistent with past practices.

6.	Employment Agreement. Jim Hopper shall enter into an employment agreement with the Company for a term which is at least equal to the term of the Quarterly Payout Payments, and such other terms as a mutually agreed upon by Mr. Hopper, the Company, and eOn.

7.	Employee/Customer Status. As of the Closing Date, key employees and related customers which account for at least ninety percent (90%) of the amount of all revenue generated during the period from January 1, 2007 through the closing date of the Transaction (excluding the Trinidad customers), must be employed and must be customers of the Company, and the Company must not have any knowledge of the intention of any such employee to terminate employment or any such customer to terminate its relationship with the Company. As of the Closing Date, key employees and related customers which account for at least ninety percent (90%) of the amount of all revenue generated during the period from January 1, 2007 through the closing date of the Transaction, must be employed and must be customers of eOn, and eOn must not have any knowledge of the intention of any such employee to terminate employment or any such customer to terminate its relationship with eOn.

8.	Definitive Agreement. The obligation of the parties to consummate the Transaction shall be conditioned upon the negotiation, execution and delivery of a mutually acceptable Agreement setting forth the terms of the Transaction. The Agreement shall be consistent with the terms of this Letter and shall, among other things, provide that:

(i)	Each party will use its commercially reasonable efforts to consummate the Transaction by December 31, 2007. The Closing shall be at a mutually acceptable date and time on or after such date as the conditions set forth therein are met;

(ii)

The obligations of the parties to consummate the transactions contemplated by the Agreement shall be subject to the receipt by the parties, as applicable, of all necessary consents or approvals required from government agencies and the filing of all necessary notices required to be filed and all required notice periods and waiting periods with respect thereto shall have expired or been terminated without the taking or threat of any adverse action, and the receipt of all necessary consents and approvals of other third parties regarding the transactions contemplated thereby;

(iii)	The obligations of the parties to consummate the transactions contemplated by the Agreement shall be subject to the approval of a majority of eOn’s shareholders and majority of the disinterested shareholders of the Company. In addition, the obligations of the parties shall be subject to each party receiving from its respective business advisor a fairness opinion with respect to the Transaction;

(iv)	Company shall make to eOn representations, covenants, and warranties regarding its ownership and transferability of Company equity interests, as appropriate free and clear of any encumbrances or liens. Each party shall (a) make to the other party customary representations, warranties and covenants which are mutually satisfactory regarding each company’s business, assets and liabilities and the accuracy of the information delivered to the other party and (b) agree to indemnify the other party for any losses resulting from breaches of such representations, warranties and covenants and such representations, warranties, and covenants shall survive the Closing for a specified period with the exception of those related to taxes (survival period to be governed by the appropriate statutes of limitations) and fraud (no time limit). Without having conducted due diligence at this time, we currently anticipate that the specified survival period will be twelve months after the Closing Date. A party’s aggregate losses must total a minimum threshold of $17,500 prior to the party being entitled to recover under the indemnity provided in the Agreement.

9.	Costs. Each party will be responsible for its own costs associated with the Transaction, including but not limited to legal, investment banker fees, accounting expenses, and consulting charges.

10.	Employee Benefits. Company employees who remain employed after the Closing will be entitled to participate in all benefit plans available to similarly situated employees of eOn and on the same terms and conditions.

11.	Due Diligence Process. Each company shall send a due diligence request list covering aspects of each company and its operations. The due diligence process may include onsite visits by individuals representing various functional areas and could be staggered as required, so as to not negatively impact day-to-day operations. Both parties would expect to be able to conduct its due diligence review through the Closing Date. Further, it would be anticipated that each company’s facilities, books, records, financial data and other information, which is reasonably necessary in order to assess the financial and operational condition, results of operations, prospects of the other company and to support the Purchase Price, would be available upon reasonable advance request and during normal business hours.

12.	Termination of Letter. If this Letter has not been executed by both companies on or before October 5, 2007, this Letter shall automatically expire and terminate on that date (subject to extension by written mutual agreement of the parties), without the necessity of taking any other action. The provisions of Section 13 of this letter shall survive any termination of the provisions of this letter following the execution thereof by the Company.

13.	Confidentiality. Neither eOn nor Company nor any of their respective representatives will make any public disclosure or announcement with respect to this Transaction without the prior consent of the other parties, unless such disclosure is required by applicable law and prior notice of such disclosure or announcement is to the extent permitted by law provided to the other parties.

14.	Counterparts. This Letter may be executed in one or more counterparts.

If the foregoing meets with the approval of the Company, please so signify by signing below and return this Letter to the undersigned.

Very truly yours,

eOn Communications Corporation

By:	/s/ Fred Gibbs
Name:	Fred Gibbs
Title:	Director

AGREED TO AND ACCEPTED

this 22nd day of October, 2007

Cortelco Systems Holding Corporation

By:	/s/ James Hopper
Name:	James Hopper
Title:	President